Exhibit 99.1

NEWS RELEASE

HECLA RESCHEDULES DEBT PAYMENTS;

ANNOUNCES PRELIMINARY UNAUDITED 2008 RESULTS & OUTLOOK

FOR IMMEDIATE RELEASE

February 3, 2009

COEUR D’ALENE, IDAHO—Hecla Mining Company (HL:NYSE) today announced it is amending its loan agreement to reschedule all 2009 term debt payments to 2010 and 2011. To make the amendment effective, Hecla will raise at least $50 million in an equity or subordinated debt offering and repay its $40 million bridge loan.

Hecla Mining Company President and Chief Executive Officer Phillips S. Baker, Jr., said, “This amendment will provide Hecla with the time to optimize our business and capital structure by moving about $50 million of debt payments from this year to two years from now and $16 million into next year. We were able to amend our credit facility in these uncertain economic times due to the quality of our mines and people and the support of our banks.”

PRELIMINARY UNAUDITED RESULTS

Hecla produced approximately 8.7 million ounces of silver in 2008, a 54% increase compared with 2007. The increase is attributable to the acquisition of the 70.3% interest in the Greens Creek mine in Alaska which was acquired from Rio Tinto on April 16, 2008.

Estimated 2008 cash costs are expected to be approximately $4.25 per ounce of silver produced, net of by-product credits. Cash costs were negatively impacted by the dramatic decline in the price of lead and zinc, especially during the fourth quarter of the year. In addition, higher charges for smelting, freight and consumable products, particularly diesel fuel, eroded operating margins.

During the fourth quarter of 2008, Hecla produced approximately 2.5 million ounces of silver at an estimated cash cost of $7.50 per ounce, net of by-product credits. As discussed above, lower by-product metal prices and record high input costs for consumables such as diesel and steel increased production costs during the period. Compared with the third quarter, the average metal prices declines in the fourth quarter for silver, lead and zinc were 32%, 36% and 32%, respectively.

The Company expects to report a net loss applicable to common shareholders of approximately $40 million to $42 million or $0.24 to $0.25 per common share for the fourth quarter of 2008. Results in the fourth quarter were adversely impacted by negative price adjustments to final smelter settlements of approximately $10 million and an estimated reduction in the value of deferred tax assets of $8.5 million. Absent these items, the net loss applicable to common shareholders would have been approximately $21.5 million to $23.5 million or $0.13 to $0.14 per common share.

Hecla expects to report an 80 million ounce increase in silver reserves at year-end 2008, or an increase of approximately 150% over 2007, as a result of successful definition drilling activities at its two operations and from the acquisition of the rest of the Greens Creek mine. Gold reserves are expected to increase 400,000 ounces or 100% over the same period. Lead and zinc reserves are also expected to increase substantially.

PRODUCTION OUTLOOK

Hecla is forecasting 10 to 11 million ounces of silver production in 2009, or an approximately 20% increase over 2008 production. Cash cost estimates for 2009 are expected to improve compared with fourth quarter 2008 cash costs if cost inputs for consumables used in mine production continue to ease in 2009. Other cost-cutting actions and optimization are aimed at ensuring that Hecla retains a low cost structure relative to its peers.

AMENDED CREDIT FACILITY

Hecla’s credit facility was put in place to fund the acquisition of the Greens Creek mine. Of the $380 million borrowed, Hecla has paid approximately $220 million. The $161 million outstanding consists of a $40 million bridge loan and $121 million term facility. The fourth amendment to the credit facility provides that upon repayment of the bridge loan from a $50 million or more equity or subordinated debt offering prior to February 13th, $66.7 million of term debt payments due in 2009 will be rescheduled to 2010 and 2011. Equal quarterly payments totaling $60 million are to be made in 2010 with a final $61.7 million payment due March 31, 2011.

The interest rate under the loan agreement has not changed. In consideration for the modified credit facility, Hecla will semiannually issue Convertible Preferred Stock to the banking syndicate in an amount equal to 3.75% of the term debt outstanding. The Convertible Preferred Stock will have a dividend of 12% per annum and is convertible into Hecla common shares. In addition, various other covenants and provisions of the agreement were modified. A full copy of the amendment has been filed by Form 8-K with the Securities and Exchange Commission (SEC).

Hecla Mining Company, headquartered in Coeur d’Alene, Idaho, mines, processes and explores for silver and gold in the United States and Mexico. A 118-year-old company, Hecla has long been well known in the mining world and financial markets as a quality producer of silver and gold. Hecla’s common and preferred shares are traded on the New York Stock Exchange under the symbols “HL,” “HL-PrB” and “HL-PrC.”

Statements made which are not historical facts, such as anticipated payments or purchases are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, exploration risks and results, political risks, project development risks, labor issues and ability to raise financing. Refer to the company’s Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.

Hecla has filed a registration statement (including a prospectus) with the SEC for any offering to which this communication relates. Before you invest, you should read the base prospectus in that registration statement, the final prospectus, when available, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the base prospectus or, when available, the final prospectus if you request it by calling 1-208/769-4100.

Contact: Don Poirier, vice president—investor relations/corporate development, 208/769-4128

Hecla’s Home Page can be accessed on the Internet at www.hecla-mining.com.

HECLA MINING COMPANY

Reconciliation of Cash Costs per Ounce to Generally Accepted Accounting Principles (GAAP)(1)

(dollars and ounces in thousands, except per ounce – unaudited)

	Three Months Ended	Year Ended
	Dec. 31, 2008	Dec. 31, 2008
RECONCILIATION TO GAAP, ALL OPERATIONS
Total cash costs	$18,750	$36,975
Divided by silver ounces produced	2,500	8,700

Total cash cost per ounce produced	$7.50	$4.25

Reconciliation to GAAP:
Total cash costs	$18,750	$36,975
Depreciation, depletion and amortization	12,000	35,200
Treatment and freight costs	(21,350)	(82,425)
By-product credits	36,800	165,000
Change in product inventory	(4,700)	20,250

Estimated costs of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$41,500	$175,000

(1)	Cash costs per ounce of silver represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements that the Company believes provide management and investors an indication of net cash flow, after consideration of the realized price received for production sold. Management also uses this measurement for the comparative monitoring of performance of mining operations period-to-period from a cash flow perspective. “Total cash cost per ounce” is a measure developed by gold companies in an effort to provide a comparable standard; however, there can be no assurance that our reporting of this non-GAAP measure is similar to that reported by other mining companies. Cost of sales and other direct production costs and depreciation, depletion and amortization, was the most comparable financial measures calculated in accordance with GAAP to total cash costs

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